Exhibit 4.2

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

NOTE U.S.G. No. 02-09

Ref: FILE No. 514/08

BUENOS AIRES, January 8th, 2009

To

AEROPUERTOS ARGENTINA 2000 S A

Mr. Ernesto GUTIÉRREZ CONTE

Honduras 5663 - 2o Floor

FEDERAL CAPITAL

The purpose of this notice is to inform you about the issuance of Resolution Nº 111, dated on December 30, 2008, by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), which has eleven (11) pages and is attached herewith. Article 1º of said regulation provides as follows: “To submit to the approval of the DEPARTMENT OF TRANSPORTATION… the “Mechanisms for the Review of the Financial Projection of Income and Expenses for the Concession”, drawn by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) pursuant to the provisions of paragraph 29.3 of the MEMORANDUM OF AGREEMENT FOR LICENSE CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07…”

Yours sincerely,

[Illegible signature]

PATRICIO L. DUHALDE

General Secretary

General Secretariat Unit

O.R.S.N.A.

Signature: [illegible]

Clarification: Ana Lía De oto

Date: 01/09/2009	Time: 05:25 p.m.

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2008 – Year of teaching of the Sciences”

[Each page of this document is duly initialized at the bottom, on the left.]

BUENOS AIRES, DECEMBER 30, 2008

Having reviewed File N° 514/08 of the Registry of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), Decree N° 375, dated on April 24, 1997, ratified by Decree of Necessity and Urgency N° 842, dated on August 27, 1997, Laws No. 25 561, No. 25 790, No. 25 820, No. 25 972 and No. 26 077, Decree N° 311, dated on July 3, 2003, Decree Nº 1799, dated on December 4, 2007 and,

WHEREAS:

The abovementioned File deals with the “Mechanisms for the Review of the Financial Projection of Income and Expenses for the Concession”, drawn by the DEPARTMENT OF FINANCIAL ECONOMIC REGULATION AND QUALITY CONTROL of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) pursuant to the provisions of paragraph 29.3 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07.

Section 23, subsection b) of Decree No. 375/97 establishes that one of the attributions of the Board of Directors of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) is to issue the regulations delegated upon it by the NATIONAL EXECUTIVE POWER.

Paragraph 29.3 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07 establishes that the Regulating Body shall submit to the approval of the DEPARTMENT OF TRANSPORTATION of the MINISTRY OF FEDERAL PLANNING, PUBLIC INVESTMENT AND SERVICES an administrative act project describing the mechanisms and procedures to be used for the review of the Financial Projection of Income and Expenses for the Concession (FPIE) and the guidelines and conditions for the review process.

“2008 – Year of teaching of the Sciences”

Said Mechanisms were defined by the technical area of the Regulating Body, with the specific purpose of establishing the general criteria to be used within the framework of the Mechanism for the Review of the Projection and rate schedules, pursuant to the provisions of paragraphs 6.10; 29.1 and 29.2 of the Fourth Part of the Memorandum of Agreement as part of the renegotiation process, as established by Laws No. 25 561, 25 790, 25 820, 25 972 and 26 077 and its supplementary regulation, Decree No. 311/03.

Based on the aforementioned, the Financial Projection of Income and Expenses (FPIE) is, from a regulatory standpoint, the permanent point of reference for the assessment of the economic-financial balance of the Concession and contractual sustainability, which requires an analysis of the economic situation of the concession at each Annual Ordinary Review within the framework of a profound assessment of the Financial Projection of Income and Expenses (FPIE) evolution, according to the provisions of the Regulatory Accounting Manual and the specific Regulations for the Mechanisms.

Extraordinary reviews may be required in specific circumstances, pursuant to the provisions of paragraph 6.5 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799/07.

The proposed Mechanisms are structured as follows: the first chapters are introductory chapters and include background information used as basis for the preparation of such mechanisms, the definitions for the terms and concepts included in the document, the objectives to be accomplished as well as the general and specific principles that govern the review processes. Title VI and following ones deal with the review methodology itself; Title VII provides a detailed description of the structure of the Projection, whereas Title VIII establishes the guidelines for the review and Title IX refers to the Annual Ordinary Review, its objectives, methodology and procedures to achieve contractual balance and comply with the rate schedules.

The LEGAL DEPARTMENT has acted in exercise of its incumbent authority.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has the corresponding authority to issue the present measure, pursuant to the provisions of Section 3 of the National Law of Administrative Procedures No. 19 549 and other aforementioned regulations.

The matter was discussed at a Meeting of the Board of Directors held on December 17, 2008 and the undersigned was authorized to issue the present decision.

Therefore,

“2008 – Year of teaching of the Sciences”

THE BOARD OF DIRECTORS OF THE ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS

RESOLVES:

ARTICLE 1º.- To submit for the approval of the DEPARTMENT OF TRANSPORTATION of the MINISTRY OF FEDERAL PLANNING, PUBLIC INVESTMENT AND SERVICES the “Mechanisms for the Review of the Financial Projection of Income and Expenses for the Concession”, drawn by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) pursuant to the provisions of paragraph 29.3 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07, which is attached herewith as Annex I.

ARTICLE 2º.- Let these presents be filed and notified to the DEPARTMENT OF TRANSPORTATION and the MINISTRY OF FEDERAL PLANNING, PUBLIC INVESTMENTS AND SERVICES, and the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, enforced and filed.

ORSNA RESOLUTION Nº 111/08

[Illegible signature]

[Illegible] HORACIO A. ORIFICE

PRESIDENT

ORGANISMO REGULADOR DEL

SISTEMA NACIONAL DE AEROPUERTOS

ORSNA

“2008 – Year of teaching of the Sciences”

MECHANISM FOR THE REVIEW OF THE FINANCIAL PROJECTION OF INCOME AND EXPENSES FOR THE CONCESSION OF “GROUP A” OF AIRPORTS OF THE NATIONAL SYSTEM OF AIRPORTS.

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TABLE OF CONTENTS

TITLE I: BACKGROUND	4

1.1 Financial Projection of Income and Expenses (FPIE)	4

TITLE II: DEFINITIONS	6

TITLE III: OBJECTIVES	9

3.1 Specific Objective	9

3.2 Mechanism Update and Regulation	9

3.2.1 Mechanism Updating Procedures	9

3.2.2. Regulation Mechanisms	10

3.3 First Temporary Clause	10

3.4 About the Purpose for the Review of Airport Charges	11

TITLE IV: GENERAL PRINCIPLES AND REGULATION MODEL PRINCIPLES	12

4.1 Regulatory Principle	12

4.2 Regulatory Model Related to the Mechanisms	13

TITLE V: REGULATORY CRITERIA	15

5.1 Economic Financial Sustainability	16

5.2 Economic Oversight and short and medium-term objective harmonization	16

5.3 Regulatory Instruments. Basic Criteria	17

5.4 Risks Assumed by the Parties	18

TITLE VI: APPLICABLE METHODOLOGY DURING THE REVIEW PERIOD	19

6.1 Procedure and Terms	19

6.1.1 Rate Studies	19

6.1.2 Bases for the Review of Financial Projection of Income and Expenses	19

6.1.3 Submission of the Bases for the Review of Financial Projection of Income and Expenses	19

6.1.4 Remarks to the Bases	19

6.1.5 About ORSNA’s term to give an answer to the Concessionaire	19

6.1.6 Information used to perform the Rate Study	20

6.1.7 Term to perform the Rate Study	20

6.1.8 Establishing the new Rate Schedules	20

The ORSNA shall decide which Rate Schedules to establish, as applicable	20

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6.1.9 User Information	20

6.2 General Criteria governing the Review of Airport Charges	20

6.2.1 Jurisdictional Powers	20

6.2.2 Safeguards and Guarantees	20

6.3 General Principles For Fixing Airport Prices and Charges	21

6.3.1 Economic Efficiency	21

6.3.2 Based on Neutrality	21

6.3.3 Based on Redistribution	22

6.3.4 Based on Financial Sufficiency	22

6.3.5 Based on Simplicity	22

6.3.6 Based on Transparency	22

6.4 General Guidelines for Interpretation	22

6.5 Rate Character	23

6.6 Information and Certification Requirements	23

TITLE VII: STRUCTURE OF THE FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION	24

7.1 General Characteristics	24

7.2 Included Concepts	25

TITLE VIII: REVIEW GUIDELINES FOR THE FINANCIAL-ECONOMIC EQUATION	29

8.1 Technical-Economical General Guidelines	29

8.2 Specific Guidelines	30

8.3 Currency	35

8.4 Rate Schedule Determination	35

8.5 Beginning of Review	35

TITLE IX: ANNUAL ORDINARY REVIEW	36

9.1 Purpose of the Annual Ordinary Review	36

9.2 Adjustment Methodology due to Price Variation	37

9.3 Total or Partial Elimination of Concepts related to Operative Costs and Investments based on the Conclusions arising from Regulatory Accounting and The Record of Investments	41

9.4 Procedures to Achieve Global Balance	41

9.5 Procedures to Determine the new Rate Schedule	41

9.6 Extraordinary Review	41

TITLE X: REVIEW MECHANISM INPUTS	43

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TITLE I: BACKGROUND

1.1.       Financial Projection of Income and Expenses (FPIE).

Paragraph 24.1 of the Memorandum of Agreement executed by the National State and Aeropuertos Argentina 2000 S.A. established the Financial Projection of Income and Expenses (FPIE) for the Concession for the 2006-2028 period. Such Projection is included in Annex 5 of the aforementioned document.

This Projection includes a breakdown of revenues and expenditures related to the rendering of services subject to the concession, including investment obligations and the balance of mutual claims between the National State and the Concessionaire, Aeropuertos Argentina 2000 S.A.

Paragraph 6.5 of Part Four of the Memorandum ─ Terms and Conditions included in the Agreement ─ establishes that ordinary and extraordinary reviews of the Financial Projection of Income and Expenses (FPIE) shall be performed as necessary.

In the same Part Four of the Memorandum, paragraphs 29.1 and 29.2 provide for an Annual Ordinary Review Mechanism of the Financial Projection of Income and Expenses, with the purpose of verifying and keeping the balance between the variables of the aforementioned projection.

The Terms of the Agreement (Part Four), in paragraph 4.2 and following ones differentiate between regulated and not regulated revenues of the Concessionaire. Regulated revenues are revenues from regulated services rendered to users and air operators; whereas revenues from non-aeronautical services, which are mentioned in an indicative manner in the Memorandum of Agreement, arise from prices that are freely fixed by the parties involved.

Paragraph 29.3, in turn, provides for the obligation of the Organismo Regulador del Sistema Nacional de Aeropuertos (ORSNA) to submit to the approval of the Department of Transport of the Ministry of Federal Planning, Public Investment and Services, within a maximum pre-established term, an administrative act project describing the mechanisms and procedures to be used for the review of the Financial Projection of Income and Expenses for the Concession and consequently, of the Rate Schedules.

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Among the mechanisms and procedures to be taken into account, pursuant to the second subdivision of paragraph 29.3, the specific revenue allocation percentage and the relationship between direct investments made by the concessionaire and total annual revenues shall be assessed.

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TITLE II: DEFINITIONS

Memorandum of Agreement for Concession Contract Adjustment: it is the agreement executed between the GRANTOR and the CONCESSIONAIRE, which includes the terms and conditions for the CONCESSION CONTRACT adjustment, pursuant to the provisions of Laws No. 25 561, 25 790, 25 820, 25 972, 26 077 and 26 204 and Decree No. 311/03 and other applicable regulations, ratified by Decree No 1799, of December 4, 2007. The provisions of the Agreement are based on a previous Letter of Understanding signed by the parties on August 23, 2006, which was subject to Public Hearing, the conclusions of which were used to establish the terms and conditions of the Agreement.1

Enforcement Authority: the National Ministry of Federal Planning, Public Investment and Services through the Department of Transport.

Letter of Understanding: the instrument signed by the UNIREN and Aeropuertos Argentina 2000 S.A. on August 23, 2006 which, within the framework of the renegotiation process pursuant to the provisions of Sections 8, 9 and 10 of Law No. 25 561, Laws No. 25 790, 25 820, 25 972 and 26 077 and Decree No. 311/03 and statutory and supplementary regulations, expresses the terms that are considered reasonable to adjust the CONCESSION CONTRACT conditions as a previous step to the approval by the National Executive Power of the Memorandum of Agreement for Concession Contract Adjustment.

Grantor: the Argentine National State (or National State).

Concession: the authorization granted by the NATIONAL EXECUTIVE POWER to the CONCESSIONAIRE to carry out the exploitation, administration and operation of GROUP “A” OF THE NATIONAL AIRPORT SYSTEM, pursuant to the CONCESSION CONTRACT.

Concessionaire: Aeropuertos Argentina 2000 S.A. (or AA2000 S.A.).

Concession Contract: it is the instrument through which the NATIONAL STATE granted the CONCESSION for the exploitation, administration and operation of GROUP “A” OF THE NATIONAL AIRPORT SYSTEM, approved by Decree No. 163 of February 13, 1998, modified by Decree No. 1799 of December 4, 2007.

1 Memorandum of Agreement for Integral Contract Renegotiation, Part Four - Terms and Conditions included in the Agreement – Item 1 – Stipulations Paragraph Two

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Rate Schedule: it is the breakdown of the airport charges applied to the rendering of aeronautical services.

Regulatory Accounting Report: includes all supporting documentation, schedules and annexes which, on a quarterly and annual basis, and under the modality specified by the REGULATORY ACCOUNTING MANUAL, the CONCESSIONAIRE shall submit to the ORSNA in compliance with the specifications of the REGULATORY ACCOUNTING SYSTEM.

Regulatory Accounting Manual: it is the document that defines the basic criteria of the REGULATORY ACCOUNTING SYSTEM, which are compatible with the needs of the Regulating Body, to have homogeneous information about the CONCESSIONAIRE’s accounting records, on a permanent and standardized basis. This Manual establishes the mechanisms for recording and posting of regulatory accounts and the adopted criteria for the assessment and showing in Regulatory Account Reports.

ORSNA: is the Organismo Regulador del Sistema Nacional de Aeropuertos, as stated by Decree 375/97.

Investment Plan: refers to planned or direct investments expressed in physical and monetary terms that the CONCESSIONAIRE undertakes to perform during the term of the CONCESSION. The INVESTMENT PLAN shall be established on five-year periods and shall be approved, reviewed and supervised by the ORSNA, pursuant to the applicable provisions of the MEMORANDUM OF AGREEMENT.

Master Plan: is the document that includes, on a general level, the estimated assessment of each airport for the whole term of the CONCESSION, considering the demand of aeronautical and non-aeronautical services, as well as the levels of satisfaction of such airports, according to international and local regulations and standards. The CONCESSIONAIRE shall be responsible for submitting such Plan and the ORSNA shall approve it, authorize any modification and verify compliance thereof.

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Bidding Terms and Conditions: the Bidding Terms and Conditions of the National and International Public Tender for the award of the Concession Contract.

Financial Projection of Income and Expenses: the breakdown of revenues and expenditure related to the rendering of the services subject to the concession, including investment obligations, which is part of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree No. 1799 of December 4, 2007.

Mutual or Outstanding Claims: all requirements, resources or claims filed or made before the execution of the LETTER OF UNDERSTANDING on August 23, 2006, in administrative offices or in a court of law, by the GRANTOR or by the CONCESSIONAIRE, about certain issues, aspects or acts that are subject to controversy or questions related to the performance of the CONCESSION CONTRACT and correspond to the period spanning from the taking of possession by the CONCESSIONAIRE up to the ratification of the NEGOTIATION AGREEMENT.

Rate System: the system established in the Concession Contract.

Record of Investments: the record created under the umbrella of the ORSNA, pursuant to ORSNA Resolution 33-08, used to register the evolution of the executed works, as provided for in the Investment Plan of the Concession. All entries shall be signed by the Concessionaire.

Regulatory Accounting System: a system used to gather, allocate and record data, which unifies the methodology and format to be used by the regulated service provider when submitting technical, accounting and economic documentation required by the ORSNA in connection with aeronautical and non-aeronautical activities performed by the Concessionaire within the framework of the Concession Contract.

National Airport System: the set of airports that are subject to the concession and are listed in Annex III of Decree No. 375/97 (or NAS).

UNIREN: the Unit for the Renegotiation and Analysis of Public Service Contracts, created within the framework of Decree 311/03.

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TITLE III: OBJECTIVES

3.1 Specific Objective

The mechanisms and procedures described in this document are intended to establish the general criteria to be used in the review mechanism of the Financial Projection of Income and Expenses for the Concession, and the related rate schedules pursuant to Clauses 6.10, 29.1 and 29.2 of Part Four of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree No. 1799/07 as part of the renegotiation process provided for by Laws No. 25 561, 25 790, 25 820, 25 972 and 26 077 and its supplementary regulation Decree No. 311/03.

The aforementioned Financial Projection of Income and Expenses for the Concession approved in the Memorandum of Agreement is the basic instrument for the reviews of airport charges, whatever their nature.

The current structure of the Financial Projection of Income and Expenses for the Concession may be subject to modifications and additions with the purpose of achieving a better adjustment to the objectives and principles of the Reviews.

Airport charges shall be adjusted based on the provisions of the Memorandum of Agreement, as well as to new statutory provisions affecting the Concession. Such modifications and alterations shall not materially change the sense of the Financial Projection of Income and Expenses (PFEI), nor shall they materially threaten the technical-economic sustainability of the Concession, and shall take into account future service demand, quality and safety and security requirements and the resulting infrastructure improvement of airports that are part of “Group A” of the National Airport System.

3.2 Mechanism Update and Regulation

3.2.1. Mechanism Update Procedures

The content of the Mechanisms for the review of the FPIE shall be modified in extraordinary circumstances.

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The Concessionaire may request for such modification to the ORSNA and shall include in its request the economic, financial, technical or legal reasons for such modification.

In this case, the ORSNA shall issue its decision on the need to make such modification, and shall later submit this decision to the approval of the Enforcement Authority, which shall render the corresponding final administrative decision.

When the ORSNA requests the modification of the Mechanisms, it shall communicate this need to the Concessionaire and later shall submit the proposal to the approval of the Enforcement Authority, which shall render the corresponding final administrative decision.

3.2.2. Regulation Mechanisms

The ORSNA shall regulate the mechanisms for the review of the Financial Projection of Income and Expenses for the Concession.

The ORSNA shall have exclusive responsibility for the Regulation of such Mechanisms, and shall strictly abide by the content thereof.

The Regulations shall arise from the conditions under which a following Review of the FPIE would be performed and of the Rate Schedules to be applied by the Concessionaire, or from the experiences from the previous Review.

The Regulations cannot be subject to modifications during the Review process.

3.3. First Temporary Clause

As Decree 1799/07 affects the Review corresponding to years 2006 and 2007 and taking into account that the FPIE has been formalized under a cost structure established in the Concessionaire’s Proposal, the First Review of the Projection shall be exceptional in nature until Regulatory Accounting Procedures and Actions enable to perform a complete analysis of the cost and income structure of the Concession.

Consequently, for the purposes of the First Review, the ORSNA may adopt any appropriate and convenient actions, at its own criteria, to verify and preserve the balance between the variables that are part of the Financial Projection of Income and Expenses.

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3.4. About the Purpose for the Review of Airport Charges

The review mechanism is intended to preserve the balance between the variables that are part of the Financial Projection of Income and Expenses (FPIE), this way contributing to provide sustainability to the Concession Contract to achieve the objectives set in such Projection.

The Concession shall be understood to be in a situation of Economic-Financial Balance if airport charges for rendered services permit to recover, in the term of the Concession, and in the committed efficiency conditions, all costs associated to the rendering of such services, including operative costs, investment and tax costs incurred by the Concessionaire, as well as to obtain a given remuneration for the capital cost.

In such sense, pursuant to the provisions of Section 22 (vii) of ICAO Document 9082-7, airports may produce sufficient revenues to exceed all direct and indirect operating costs (including general administration, etc.) and so provide for a reasonable return on assets at a sufficient level to secure financing on favorable terms in capital markets for the purpose of investing in new or expanded airport infrastructure and, where relevant, to remunerate adequately holders of airport equity.

Regulated airport charges for airport services included in the Concession Contract for the exploitation, administration and operation of Group “A” of Airports of the National Airport System shall be established in subsequent reviews of the Financial Projection of Income and Expenses, if necessary.

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TITLE IV: GENERAL PRINCIPLES AND REGULATION MODEL PRINCIPLES

4.1. Regulatory Principle

The Financial Projection of Income and Expenses reflects in monetary terms the forecasted revenues, operating expenditures, specific revenue allocation, settlement of the balance for mutual claims and investment obligations related to the Concession Contract, as defined in the Current Contract Renegotiation Agreement executed by the Unit for the Renegotiation and Analysis of Public Service Contracts (UNIREN) and Aeropuertos Argentina 2000 S.A., ratified by Decree 1799/2007.

Such Financial Projection of Income and Expenses (FPIE) is, from a regulatory standpoint, the permanent point of reference for the assessment of the economic-financial balance of the Concession and contractual sustainability, based on the risks assumed by each of the parties.

As will be further explained, the devised income structure in the Financial Projection of Income and Expenses contains both revenues from aeronautical services with regulated rates, as well as commercial revenues from non-aeronautical services, with non-regulated rates. The expenditure structure in the Financial Projection of Income and Expenses, in turn, is connected to the different contractual obligations undertaken by the Concessionaire.

In general, from an economic standpoint, the regulation, in order to protect the user, is mainly focused on guaranteeing that the rendering of services subject to the concession is based on efficiency costs2 and meets the established quality standard in the contract.

2 The efficiency concept includes: (i) productive efficiency ─ minimizing costs in service rendering; (ii) allocative efficiency ─ airport charges near their marginal cost, and (iii) distributive efficiency ─ rate structure consistent with the user’s payment possibility while guaranteeing a certain service access level.

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The efficiency and safety standards shall evolve in time and that is contractually linked with the best practices resulting from IATA and ICAO standards.3

For such purposes, when performing the reviews it shall be necessary to have the corresponding reports from ORSNA’s competent areas as regards the adopted measures in matters related to the quality and safety of the services rendered to Airport users.

4.2. Regulatory Model Related to the Mechanisms

Within the framework of the renegotiation process, the UNIREN has defined the management model for the Concession, adding new elements and instruments with the purpose of achieving more control and supervision, such as the different Regulations (Investment Plans, Investment Recording, etc.) and especially Regulatory Accounting instruments.

From an economic-financial perspective, the regulatory model governing the Concession is a hybrid between the “cost plus system4” and a “price cap system with pass-through” of different costs that are not part of the risk assumed by the Concessionaire.

There are basically TWO (2) ways to regulate charging schemes, which are differentiated by the introduction (or not) of incentives. In general terms, regulation by costs (or by rate of return) is retrospective, as the regulator observes the past performance of the Concessionaire as input for future pricing; whereas cap price regulation is prospective, as the regulator establishes charges based on productivity gains the company can get in the following period.

By weighing the performance of the investments based on the Record of Investments5 of the Concession at Annual Ordinary and Extraordinary Reviews (Paragraph 6.5 of Part Four of the Memorandum of Agreement) affecting the FPIE and the Rate Schedules, the focus is on the past to minimize any possible deviation. Paragraph 29.1 operates in the same manner, as it establishes that the same Annual Ordinary Review mechanism has the purpose of verifying and preserving the balance among the different variables of such projection.

3 See Annex I ─ Airport Standards / Service Quality ─ to the Memorandum of Agreement closing the Contract Renegotiation.

4 See Annex II for additional information.

5 Record that shows the physical and economic evolution of investment projects (clause 8.1)

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Similarly, both in the cost plus system and price cap system with cost pass through, at each of the Annual Ordinary Reviews it is possible to transfer to the charge structure the Concessionaire’s cost increases resulting from inflationary processes. In the cost plus systems the transfer is almost automatic. In the price cap system with cost pass through, the transfer depends on the achievement of goals and on elements such as specific indicators, performance improvements, facts related to Regulatory Accounting or the Record of Investment. Cost plus systems usually escalate values based on specific indicators, whereas in the cap price system the inflationary process is general and generic6.

Both systems allow, besides, to transfer those costs resulting from modifications to quality and safety and security standards, tax rates, environmental standards and/or strong imbalances between the prices that regulate income from charges and prices that regulate costs (the exchange rate related to linked average prices of the economy) and, eventually, the changes arising from facts connected to “acts of God” or “Force Majeure” (Extraordinary Reviews).

Consequently, the economic situation of the concession shall be analyzed at each Annual Ordinary Review, within the framework of a profound study of the Financial Projection of Income and Expenses evolution, pursuant to the provisions of the Regulatory Accounting Manual and the specific Regulation hereof, with the purpose of verifying and keeping the balance between the variables of the aforementioned Projection.

Based on the aforementioned, each review mechanism shall use as input the definitions and data provided by the Regulatory Accounting System of the Concession and the Record of Investments, both approved by the ORSNA.

6 The UNIREN used a mixed procedure to create its model to establish the FPIE.

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TITLE V: REGULATORY CRITERIA

For all purposes, the specific regulatory procedure shall take into account the recommendations made by the INTERNATIONAL CIVIL AVIATION ORGANIZATION (ICAO), especially as regards the documents entitled “ICAO’s Policies on Charges for Airports and Air Navigation Services” (Doc. 9082-7) and  “Airport Economics Manual” (Doc. 9562).

In line with the goal of being up to date with any ICAO’s future recommendations, proper consideration should be given to any aspects that are modified in subsequent amendments to the aforementioned documents, adapting them when necessary to meet local circumstances.

Pursuant to the new documents related to ICAO’s intention to modify certain recommendations made in Doc. 9082-7, the following economic oversight criteria shall be applied:

a)	States should take into account that economic oversight is the responsibility of the State. The main purposes of economic oversight should be to achieve those public policy objectives that include, but are not limited to, the following: i) minimize the risk of airports and ANSPs engaging in anti-competitive practices or abusing any dominant position they may have; ii) ensure non-discrimination and transparency in the application of charges; iii) ascertain that investments in capacity meet current and future demand in a cost-effective manner; and iv) promote consultation with users and make sure that appropriate performance management systems are in place, keeping the balance with the efforts made by autonomous or private entities to get optimum results from the commercialization or privatization;

b)	States should adopt an approach to economic oversight that meets their specific circumstances. The degree of competition between providers, the costs and benefits of different forms of oversight, as well as the legal, institutional and governance frameworks should be taken into consideration when selecting the appropriate approach. Regulatory interventions should be used only when required and kept to a minimum;

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c)	States should consider adopting a regional approach to economic oversight where individual States lack the adequate capacity to perform their economic oversight responsibilities.

5.1. Economic Financial Sustainability

The essential regulatory criteria is to create, within the framework of the specific risks assumed by each of the parties, the sustainability economic-financial sustainability conditions that allow to achieve the contractual objectives.

The purpose of economic financial sustainability is to ensure that service rendering meets appropriate quality and safety and security standards and adapts to variable standards in time by adjusting airport service offer to demand requirements, part of which are detailed in Annex I of the Memorandum of Agreement7. For such purposes, the Regulatory System shall be consistent so as to ensure compliance with suitability, transparency and public participation criteria, as well as predictability, publicity and integrity criteria, all of which are governing criteria recommended by the INTERNATIONAL CIVIL AVIATION ORGANIZATION (ICAO).

5.2. Economic Oversight and Short and Medium-term Objective Harmonization

Economic oversight8 actions adopted by the ORSNA shall enable to implement control activities that do not interfere with service rendering so as to prevent any deviations in the rendering of services and non-performance of service quality requirements and the level of investments that need to be made.

7 Applicable standards shall be those established by the ORSNA in a prudent and reasonable manner, pursuant to 1) the provisions of the Airport Development Reference Manual (ADRM) of the IATA and ICAO’s recommendations according to the Chicago Convention and related standards, which introduces us to aspects linked to the creation of a “model company in regulatory terms”; and 2) proper comparative consideration of other foreign airports based on their type, size and traffic of passengers, which provides for regulatory developments based on “benchmarking”; 3) the provisions that establish that all equipment shall all applicable quality standards that provide for quality testing of equipment performed by the United States of America; and 4) the provisions of Annex IX of the ICAO (FACILITATION).

8 For further information, see Document WP 73 within the framework of the Conference on the Economics of Airports and Air Navigation Services of the ICAO.

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The implementation of a Regulatory Accounting System that provides uniform and comprehensive information of the account plan of the regulated company’s provider strengthens the aforementioned Process.

This Economic Oversight Process requires the ORSNA to issue regulations that permit to “anticipate any possible deviation and prevent future non-performance of service quality requirements, as well as to guarantee the execution of the committed infrastructure works in the expansion of service offering, and its quality and safety level. Besides the usual tools, the ORSNA may use quality, safety and security and financial ratios and AA2000’s economic indicators, such as indebtedness, leveraging and debt to sales ratio.

5.3. Regulatory Instruments. Basic Criteria

Without prejudice to considering other tools in the future, the ORSNA may provide for the use of the following regulatory tools, such as:

1.	Structuring of the appropriate economic oversight mechanism for its specific circumstances.[9]

2.	Regulatory Accounting: comply with specific statutory provisions. Establish information bases for the use of regulatory tools and for general planning and regulation activities. Identify and establish the expenditure that needs to be removed ─ on a total or partial basis ─ (or revenue that needs to be added) from the airport charge determination regulatory process.

3.	Model Company: define administrative and technical procedures for implementation thereof, to prevent transfer of inefficiencies to users.

4.	Information and Benchmarking System: provide performance indicators and efficiency parameters for the reviews of airport charges. Set achievable goals and introduce regulation by comparison.

5.	Rate System: ensure consistency of airport service charges with rate-related principles and paradigms. Meet transparency and sustainability criteria.

9 Within the framework of the aforementioned ICAO’s document WP73.

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6.	Adopt criteria for rerouting investments and financing, the rate structure and cross-subsidization between the different services.

5.4. Risks assumed by the Parties

The suitable discount rate (capital cost) of any flow depends on several critical factors. The risks assumed by the parties is one of the main determining factors of the value of such rate.

First, the Concession operates, in essence, with no observed inter-airport, intra-airport or intermodal competition conditions. Therefore, it does not face the threat of new competitors in the market.

Based on the FPIE considerations, the adopted model during contract renegotiation is determined by a price model corresponding to a specific time (it is not a nominal model and is not nominalized either), so the implicit discount rate is a real rate.

Therefore, the inflationary effects on the costs of the Concession do not constitute a risk assumed by the Concessionaire, which gives rise to Annual Periodic Reviews.

Working Capital variations, within the framework of normal operations, are risks fully assumed by the Concessionaire.

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TITLE VI: APPLICABLE METHODOLOGY DURING THE REVIEW PERIOD

6.1. Procedures and Terms

6.1.1. Rate Studies

The ORSNA shall perform the corresponding studies related to the evolution of the Financial Projection of Income and Expenses to establish the rate schedule for the services rendered by the Concessionaire, pursuant to the procedures and terms contained herein and the provisions of the Memorandum of Understanding.

6.1.2. Bases for the Review of Financial Projection of Income and Expenses

The ORSNA shall draw up a document called “Bases for the Review of Financial Projection of Income and Expenses”, which will establish the criteria and methodology used to develop the rate studies. The Bases for the Rate Studies shall include the services that will have a rate or charge applied, the set of indexes that will be used, the demand forecasting methodology and any necessary information to perform the Financial Projection of Income and Expenses Study with clear basic premises.

6.1.3 Submission of the Bases for the Review of Financial Projection of Income and Expenses

The ORSNA shall prepare and send to the Concessionaire the “Bases for the Review of Financial Projection of Income and Expenses”, which shall be the starting point for the airport charge fixing process.

6.1.4. Remarks to the Bases

The Concessionaire may submit to the ORSNA any remarks, as deemed necessary, to the bases for such Studies, within TEN (10) business days after receiving said Bases.

6.1.5 Approval of the “Bases for the Review of Financial Projection of Income and Expenses”

The ORSNA shall issue a decision on the remarks sent by the Concessionaire within TEN (10) business days after receiving said remarks, and shall approve the Bases for the Review through the corresponding administrative decision.

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6.1.6 Information used to perform the Rate Study

The Concessionaire shall submit to the ORSNA the requested information in the final Bases for Rate Studies after the reception of such bases. The ORSNA may request additional information to perform this study during the course thereof.

6.1.7 Term to perform the Rate Study

The ORSNA shall perform the corresponding Rate Study pursuant to the Final Bases within the term established for each Review, counted from the date of reception of the Bases for Rate Studies by the Concessionaire.

6.1.8 Establishing the new Rate Schedules

The ORSNA shall determine the Rate Schedules to be established, when applicable.

6.1.9 User Information

During all the Review stage, the ORSNA may establish the convenient mechanism to inform Airport Service Users about the results of the Review Mechanism of Financial Projection of Income and Expenses.

6.2 General Criteria Governing the Review of Airport Charges

6.2.1. Jurisdictional Powers

Applicable charges in force at each moment can only be modified by the ORSNA in the circumstances and manners established herein, at the ORSNA’s initiative or at a duly justified request by the Concessionaire.

6.2.2. Safeguards and Guaranties

Any modification shall be duly justified by previous technical, economic, financial and legal analyses and reports and by facts, acts and consequences that have caused the need for such modification.

Modifications shall not be used to punish the Concessionaire for past benefits and/or benefits obtained in the operation of services, or for increased efficiency in the performance of its commitments, and shall not be used either to make up for incurred deficits arising from corporate risk, or to validate inefficiencies in the rendering of services or any other analogous cause to the aforementioned ones.

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6.3. General Principles for Fixing Airport Prices and Charges

Economic efficiency, neutrality, redistribution, financial sufficiency, simplicity and transparency are the governing principles for fixing airport prices and charges.

6.3.1. Economic Efficiency

Economic efficiency involves airport charges that, through the application of regulatory procedures and formulas established in the basic regulations for the Concession, are intended to come close to the prices of a competitive market.

Therefore, they shall promote the achievement of allocative and productive efficiency.

The resulting values of the established airport charges shall take into account not only current regulated costs but also the expected productivity increases. They cannot transfer to users the costs arising from inefficient management, nor can they enable companies to benefit from practices that restrain competition. On the other hand, they shall enable and allow the use of technologies and administrative systems that guarantee the agreed quality as well as continuity and safety conditions to users.

6.3.2. Based on Neutrality

It is understood that each consumer shall be entitled to the same rate treatment as any other consumer provided that it generates similar costs to the Concessionaire. The exercise of this right shall not prevent the Concessionaire from offering different airport charge options for regulated services and the consumer from choosing the best option based on its needs.

A rate system is fair when users in similar circumstances pay similar rates and the differences in paid amounts properly reflect the different circumstances of the users.

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6.3.3. Based on Redistribution

It is understood that, provided that there are explicit justifications, different cross subsidies for airport charges may coexist if this results in a better achievement of the objectives of the Concession, which include the events mentioned in Paragraph 29.4 of the Memorandum of Agreement ratified by Decree 1799/2007.

6.3.4. Based on Financial Sufficiency

It is understood that airport charge formulas shall guarantee the recovery of costs and expenditures typical of airport operation activities, including expansion, replacement and maintenance activities; shall provide a return on investment to shareholders in the same manner as would be provided by any efficient company in a sector with a comparable risk; which means that they shall allow to meet the condition of balance and comply with related rules established by applicable regulation.

6.3.5. Based on Simplicity

It is understood that the airport charge scheme, resulting from this Regulation and any other applicable regulation, shall be designed in such a manner to facilitate its understanding, application and control.

6.3.6. Based on Transparency

It is understood that the rate system shall be explicit and fully disclosed to all involved parties in the service as well as to users.

6.4. General Guidelines for Interpretation

The aforementioned principles shall be used to solve any interpretation issues when applying the airport charge fixing method and to fill any voids.

The economic efficiency and financial sufficiency criteria shall have priority in the decisions related to the present Mechanisms.

In case of any conflict between the economic efficiency and financial sufficiency criteria, the latter shall prevail, so there may be direct subsidies to the proposal to solve such conflict.

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As regards the other principles, neutrality and redistribution criteria shall prevail, and in case of conflict between these two, the redistribution criteria shall have priority.

6.5. Rate Character

All rates shall have a comprehensive character, which means that they shall entail a certain agreed quality and airport safety and security level. A change in these characteristics shall imply a change of rate. Therefore, airport prices and charges resulting from each Rate Review shall permit the achievement of airport expansion goals, safety and security objectives and quality aims established therein and shall allow the Concessionaire to meet the established efficiency aims.

6.6. Information and Certification Requirements

When so required the ORSNA may, as necessary condition for the consideration of the Bases for the Rate Studies, establish the need to attach the corresponding certification from technical and accounting auditors to all required information in the rate modification process.

Likewise, during the period of analysis, the ORSNA may require the Concessionaire to submit complementary information or documentation that it deems necessary to interpret the contents of the submitted information.

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TITLE VII: STRUCTURE OF THE FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION

7.1. General Characteristics

The Financial Projection of Income and Expenses explains in monetary terms the provisions related to income, the operative expenditure structure, the investment plan and other obligations assumed by the Concessionaire until the end of the contractual term.

The FPIE was prepared in national currency with prices corresponding to December, 2005 and comprises years 2006 to 2018. It is based on the premise that the nominal rate of exchange will remain unchanged and that the rate of inflation will be 0.0% over the whole period under consideration.

This implies that the basic projection is characterized as a model at constant prices corresponding to a specific year.

Each of the annual reviews will analyze the past and future behavior of each of the variables included in the Financial Projection of Income and Expenses, pursuant to the Regulation established by the ORSNA for such purposes, according to the provisions of Item 9 hereof.

The main objective in each Annual Ordinary review shall be to assess regulated prices considering the regulated amounts for each of the variables. In terms of investments, the regulated costs of projects shall be taken into account, and the ORSNA shall verify that there are no alterations in the commitments undertaken by the National State, in the Agreements signed with Provincial and/or Municipal States for the assignment of airports that are subject to the Concession (paragraph 6.10 of the Memorandum of Agreement) and that any changes that may be introduced in the Five-year Plans meet the provisions of paragraph 6.11 of the Memorandum of Agreement.

The Concessionaire shall refrain from starting any works that are not authorized by the ORSNA and included in the corresponding Investment Plan, pursuant to the provisions of paragraph 6.10 of the Memorandum of Agreement.

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7.2. Included Concepts

The FPIE is an economic-financial model that includes a forecast of aeronautical and commercial revenues from the year 2006 until the end of the contract term in the year 2028. The first type of revenues result from the curve of passenger traffic and aircraft movement for authorized airport charges in force. Such revenues are earned pursuant to the provisions of paragraphs 4.1 and 4.2 of the Memorandum of Agreement and specific regulations, as stated in Annex II. Commercial, non-regulated, incomes, in turn, include activities related to air-commercial transport, commercial exploitation of airports as well as secondary activities carried out therein, pursuant to the provisions of paragraphs 4.3 and 4.4 of the Memorandum of Agreement.

The bases for the Projection have been duly defined by the UNIREN and are considered the starting point for the ORSNA to initiate the Review Process of the Financial Projection of Income and Expensess. The ORSNA shall make changes to the bases for the Projection whenever it deems necessary to do so.

For clarification purposes, the different types of revenues considered by the UNIREN during the contract Renegotiation Period are stated below:

Revenue	Concept
Aeronautical Revenues	- Landing charge
- Parking charge
- Charge for the use of boarding bridges and telescopic jetways
- Charge for use of airport terminals
Commercial Revenues

-    Services and stores

-    Parking

-    Fiscal warehouses

-    Fuel

-    Tax-free stores

-    Coffee stores

-    Ground handling services

-    Catering

-    Advertising

-    Counter and passenger communication services

-    Rents

-    Reimbursement of expenses

-    Check-in services

-    Others

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As regards expenditures, the contemplated structure includes operative and maintenance expenses defined by the Concessionaire when submitting its proposal in the bidding process for the services subject to the concession. The following table provides a breakdown of the different categories of expenses.

Category	Breakdown
Operating expenses	- Staff Commercial Customer Service – Collection of Charges Operations Parking Other (Maintenance, Safety and Security)
- Public services Electricity Gas Water Telephone and Communications Mail
- Insurance and guaranties
- Matrix
- Stationary and others
- Other operating expenses
Services	- Hired services
- Fire-fighting and medical services
- Technical assistance
Maintenance and Repairs	Pavement
- Power supply and visual aids
- Signage
- Perimeter and green areas
- Check-in and passenger information facilities
- Parking lots
- Computing equipment (hardware and software)
- Other

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Likewise, Financial Projection of Income and Expenses included those payments required by paragraph 5 of the Memorandum of Agreement and Annex III thereof, as follows:

Component	Category	Allocation
Specific revenue allocation	- ANSES (Law 23 696)	11.25% total net income
- Trust for Works on the National Airport System (with and without concession)
	- Fund for studies, control and regulation of the Concession (ORSNA)	1.25% total net income
	- Trust for Works on Group “A” of the National Airport System	2.25% total net income

Likewise, pursuant to Paragraph 14 of the Memorandum of Agreement and Annex VII thereof, the Financial Projection of Income and Expenses included those payments resulting from the balance corresponding to Mutual Claims, making a difference between the Amortization of such mutual claims and applicable interests thereto.

Also, the concepts related to Investments are those established in paragraph 6 of the Memorandum of Agreement and Annex VI thereof, which lists those investments the Concessionaire is responsible for, including five-year plans.

As regards the concepts of amortization and depreciation, they refer to the decrease in accounting value resulting from wear and tear due to use, deterioration, obsolescence or changes in the economic conditions of property, plant and equipment or improvements that are part of the Concession. A breakdown of this concepts shall be made, identifying: (i) improvements, and (ii) property, plant and equipment, using as basic criterion the tax accounting rule adopted by the Concessionaire and the assumption that all investments will be amortized at the end of the Concession term.

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The taxes taken into account when preparing the Financial Projection of Income and Expenses are shown in the table below:

Component	Categories
Taxes	- Gross income[1]
- Financial transaction tax[2]
- Minimum Presumed Income Tax - Income Tax - VAT

Notes: 1. Considered rate: 4%. 2. Considered rate: 1.2%, of which 0.2% is considered on account of Income Tax, payment of income tax, considered a 35% rate, as well as contractual and accounting provisions made by the Concessionaire, taking into account any applicable tax loss carryforward.

As regards the values corresponding to Working Capital, such concepts include accounts payable and receivable and in addition the account corresponding to the initial balance variation as established by the UNIREN.

Based on the aforementioned, the Fund Flow of the Concession is determined as follows:

Net Fund Flow = Revenues (-) Operating expenses (-) Specific revenue allocation (-) Amortization of mutual claims (-) Interest on debts for mutual claims (-) Investments (+) Working capital variations (-) Income Tax (+/-) Others.

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TITLE VIII: REVIEW GUIDELINES FOR THE FINANCIAL-ECONOMIC EQUATION

8.1. Technical-Economic General Guidelines

The methodological guidelines stated in this document are intended to provide a reference framework to the review process of the FPIE. This review process “is intended to verify and preserve the balance between the variables that are part of the Financial Projection of Income and Expenses” so as to reduce the level of uncertainty in face of possible variations due to the behavior of the evolution of prices linked to the costs considered as relevant for the rendering of services subject to the concession.

Each review process shall take into account the evolution of all components of the FPIE that are part of the contractual Financial Projection of Income and Expenses.

Each review instance shall assess maintenance and investment activities for the following periods based on the need to preserve the agreed quality standard for the service subject to the concession as well as its level of efficiency.

If the values of the FPIE components of the Concession are reformulated, pursuant to the guidelines established in previous Sections, the ORSNA shall decide which instruments (both rate and non-rate instruments) will be used to restore the balance of the contractual Financial Projection of Income and Expenses.

If there are any price variations related to operative and maintenance expenses and accrued investment costs that have not been accounted for in previous review periods, they shall be taken into account for offset purposes at the first annual ordinary review in effect.

All contractual modifications made by the National State in connection to the Concession, including those that were not agreed upon by the Concessionaire, and which affect the Financial Projection of Income and Expenses shall also be taken into account in the subsequent reviews to preserve the contractual Financial Projection of Income and Expenses, provided that such modifications are duly justified from a technical and regulatory standpoint. Any changes in micro or macroeconomic conditions affecting the structure of expenditures and investment costs defined in the FPIE which for some reason cause them ─ or the considerations or incidences taken into account in the price variation methodologies ─ to no longer be representative, shall also be taken into account.

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8.2. Specific guidelines

Specific technical and economic guidelines for the treatment of the different components of the FPIE within the framework of the mechanism for annual ordinary review are provided below:

•	Aeronautical Revenue:

Taking as source of information the Regulatory Accounting Report of the Concession, actual annual revenues will be added to the FPIE in each of the annual ordinary reviews for each of the corresponding categories, taking as basis the rates in force for regulated services.

Each annual review shall assess the actual behavior, both in connection to aircraft and passenger movement and generated income. If necessary and pertinent, the ORSNA shall make new traffic forecasts taking into account the methodology and technical criteria to be used for such forecast, which shall comply with all applicable industry standards in this field.

The Concessionaire may also submit a Work Document with new traffic forecasts, making an analysis of local and international patterns, relevant micro and macroeconomic variables and verifiable historical background. Traffic forecasts to be used in the Review Process shall be approved by the ORSNA, who may make adjustments and raise objections to the methodology submitted by the Concessionaire.

In addition, the economic impact of the stated rate policy in the Concession Contract shall be assessed in connection to airline’s cost structure for service rendering, as well as the economic incidence of such policy for the different users of the services subject to the concession and the competitiveness level of the airport sector.

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•	Non-aeronautical Revenues:

Taking as source of information the Regulatory Accounting Report of the Concession, actual annual revenues will be added to the FPIE in each of the annual ordinary reviews for each of the corresponding categories in this component.

Each annual review shall assess the actual behavior in each of the non-aeronautical revenue categories. If necessary and pertinent, new forecasts shall be made, taking into account the methodology and technical criteria to be used for such forecast, which shall comply with all applicable industry standards in this field.

The Concessionaire may also submit a Work Document with new forecasts for each of the non-aeronautical categories, making an analysis of local and international patterns, relevant micro and macroeconomic variables and verifiable historical background. Income projections to be used in the Review Process shall be approved by the ORSNA, who may make adjustments and raise objections to the methodology submitted by the Concessionaire.

•	Operating and maintenance expenses:

Taking as source of information the Regulatory Accounting Report of the Concession, actual annual expenditure will be added to the FPIE in each of the annual ordinary reviews for each of the corresponding categories in this component.

Each review shall assess the cost evolution in the different categories in this component, according to the information that shall be supplied by the Regulatory Accounting System for a twelve-month period, taking as basis the month of December of the year before the last review up to the immediately following month of December.

The regulation of the Present document shall specify the structure of polynomic formulas and coefficients used as basis for all necessary adjustments including, if applicable, caps to certain types of expenditures with the purpose of putting the concession on a track leading to expenditure efficiency. Likewise, such regulation shall establish the methodology that needs to be implemented if it becomes necessary to review the correlation functions associated to the projections of the categories of this component, using as basis for this review the evolution of criteria, principles and technical standards that acknowledge the industry dynamics on this field.

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In line with the needed analysis in connection to the assessment of costs, service level and investment level, the ORSNA may establish efficiency goals in those cost items it deems necessary.

•	Specific revenue allocation:

Taking as source of information the Regulatory Accounting Report of the Concession, the actual amounts for each of the corresponding categories in this component will be added in each of the annual ordinary reviews, to serve as basis for comparison with the duly stipulated provisions in the Financial Projection of Income and Expenses.

•	Mutual claim amortization:

Taking as source of information the Regulatory Accounting Report of the Concession, the actual amounts for each of the corresponding categories in this component will be added in each of the annual ordinary reviews, to serve as basis for comparison with the duly stipulated provisions in the Financial Projection of Income and Expenses.

•	Interest on debts for mutual claims:

Taking as source of information the Regulatory Accounting Report of the Concession, the actual amounts for each of the corresponding categories in this component will be added in each of the annual ordinary reviews, to serve as basis for comparison with the duly stipulated provisions in the Financial Projection of Income and Expenses.

•	Investments:

The Investment Plan of the Concession is composed in physical and monetary terms by the necessary works to comply with safety and security and service quality standards defined within the framework of the Concession Contract, pursuant to paragraph 6 of the Memorandum of Agreement. This way, the Concessionaire shall have exclusive responsibility for the performance of said Investment Plan of the Concession.

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For the 2006-2010 period, the UNIREN has provided for a rescheduling of works that meet the aforementioned objectives, including works that were pending of execution for different reasons at the time of commencement of the contract renegotiation process governed by Laws No. 25 561, 25 790, 25 820, 25 972 and 26 077 and its supplementary regulation Decree No. 311/03.

For the 2011-2018 period, the UNIREN has established that the Investment Plan for the Concession shall be duly defined by way of the corresponding five-year plans. In all cases, the planned investment amount as stated in the Financial Projection of Income and Expenses has been calculated based on the relationship between committed investments and estimated aeronautical revenues included in the proposal duly submitted by the Concessionaire in the tender.

The physical and monetary evolution of the executed works shall be entered in the Record of Investments created especially for the Concession and signed by the Concessionaire. Taking as source of information the Record of Investments and the Regulatory Accounting Report of the Concession, the actual invested amounts will be added in each of the annual ordinary reviews, to serve as basis for comparison with the duly stipulated provisions for this category in the Financial Projection of Income and Expenses. It should be mentioned that the amounts arising from the Record of Investments shall be the same as those identified in the Final Report from the Regulatory Accounting System.

The following five-year Investment Plans shall be approved, reviewed and supervised by the ORSNA, pursuant to the corresponding regulations and the estimated investment amounts shall be defined in the FPIE of the Concession. Pursuant to the terms of paragraph 6.5 of the Memorandum of Agreement, each ordinary review shall weigh compliance with the Investment Plan in physical volumes and monetary terms, based on the information entered in the Record of Investments and the information gathered from the Regulatory Accounting System of the Concession. All that pursuant to paragraphs 8 and 25 of the Memorandum of Agreement.

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Within the framework of ordinary annual reviews, the ORSNA, in its capacity as regulatory authority, may review the proposed Investment Plan, provided that the economic-financial balance of the FPIE and the contractual sustainability are not affected in any manner.

The regulation of the Present document shall specify the structure of polynomic formulas and coefficients used to update each of the investment components.

•	Amortizations:

The amortization amount shall be adjusted in each review taking into account the evolution shown by the Record of Investments of the Concession, based on the accounting criteria adopted by the Concessionaire and assuming as basic premise that all investments of the Concession shall be amortized at the end of the contractual period in effect, according to the provisions made within the legal framework of the Concession.

•	Working capital variations:

Taking as source of information the Regulatory Accounting Report of the Concession, the actual amounts recorded for each category of this component will be added in each of the annual ordinary reviews, to serve as basis for comparison with the duly stipulated provisions in the Financial Projection of Income and Expenses.

All concepts identified by the UNIREN as being part of this category shall be included.

The treatment to be used for the unpaid airport charges and resources shall be defined at the time of issuance of the Regulation of the present Document, pursuant to the provisions of paragraphs 21.1 to 21.4 of the Memorandum of Agreement.

•	Taxes:

The corresponding tax structure to the Concession Contract shall be applied in each ordinary review, with the possibility to take into account any modification to the applicable tax system that is mentioned in the corresponding contract clauses.

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8.3 Currency

During the term of the Concession Contract, the FPIE components shall be calculated in pesos, in constant currency as of December 31 of the year before that under review, in order to maintain the uniformity of such variable.

The corresponding exchange rates to convert each component to uniform price levels shall be stipulated in the Regulation of the Present document.

8.4. Rate Schedule Determination

Without prejudice to the possibility of expanding the corresponding methodology during the issuance of the Regulation of the Present document, the process for the determination of Rate Schedules shall be as follows:

•	First, a single variation shall be defined for all concepts that are part of the Rate Schedule for regulated concepts. This Variation requires an action by the ORSNA to balance the equation.

•	Any rate rebalancing shall be based on the average variation established in the preceding item and shall be neutral as regards the achieved economic-financial balance. The rebalancing may include:

▪	Differential values not justified by their costs for each of the regulated rate concepts. Rate Cross-Subsidies.

▪	A rate variation program to be developed over the remaining term of the Concession, compatible with its economic-financial balance.

▪	The power granted in the preceding item may match the pre-established rate variation program based on the temporary profile of the investment program.

8.5. Commencement of Reviews

Periodic Reviews shall begin on the dates established herein.

Extraordinary Reviews shall be initiated at ORSNA’s request, on its own behalf or based on the assessment of a previous request of the Concessionaire, and ORSNA shall render the corresponding administrative decision if it decides to authorize such extraordinary review.

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TITLE IX: ANNUAL ORDINARY REVIEW

9.1. Purpose of the Annual Ordinary Review

The Annual Ordinary Review mechanism is intended to preserve the balance between the variables that are part of the Financial Projection of Income and Expenses (FPIE) included in the Memorandum of Agreement, and thus shall comply with the criteria and procedures stated therein.

Therefore, this Title provides the basic guidelines to measure:

1.	the impact of the different eventual price variations on the components that are part of the Financial Projection of Income and Expenses (FPIE) over the period under review;

2.	the necessary adjustments to the base values to eliminate any possible deviation, based on the information provided by Regulatory Accounting, the Record of Investments and concurrent information.

In the special case of the Initial Review of the FPIE, the provisions of paragraph 3.3 of the Present document shall be applied. Later, an analysis of the convenience and pertinence of applying a rate rebalancing pursuant to the provisions of paragraph 29.4 of the Memorandum of Agreement shall be made.

The ORSNA, in exercise of its jurisdictional powers and in coordination with the Enforcement Authority, shall analyze the convenience and pertinence of expanding research studies, as stated in Item 6.1.1. “Rate Studies” so as to detect any changes resulting from structural variations in the demand, the level of investment, the committed efficiency, the cost of capital, etc., which might have a permanent impact on the Financial Projection of Income and Expenses and have not been detected by previous Reviews. The basic criteria to be applied in such cases shall be defined in the Regulation of the Present Document.

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9.2 Adjustment Methodology due to Price Variation

Without prejudice to any changes and definitions introduced in the Regulation of the Present Document, this Section provides the basic guidelines to assess the impact of eventual price variation on the components of the Financial Projection of Income and Expenses during the period under review .

i. Aeronautical and Non-Aeronautical Revenues:

The indexes to be applied to each revenue category shall be defined at each review, taking into account both national and international revenues. Likewise, any price variations affecting the structure of non-aeronautical revenue defined in the FPIE shall be analyzed.

ii. Operating and Maintenance Expenditures:

A polynomic formula to measure the price variation evolution affecting the operating expenditure structure defined for the FPIE shall be defined at each review, as stated below.

The following table shows the operating expenditure structure and the most representative price evolution factors, as well as the price indexes that reflect their behavior.

Factor	Index
Salaries	Salary Index for Registered Employees of the Private Sector of the Instituto Nacional de Estadísticas y Censos (INDEC)
Exchange Rate	Sale price for US dollar of the Banco Nación Argentina (BNA)
Wholesale Price Index	Wholesale Domestic Price Index (IPIM, as per the acronym in Spanish) published by the Instituto Nacional de Estadísticas y Censos (INDEC)

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The information from the Regulatory Accounting Report will be used to calculate the incidence of each of the expenditure structure categories in the total value of the component for the period under review.

The indexes obtained at each Ordinary Review shall be part of the polynomic formula that will be used as basis for the redetermination of historic monetary values for this component of the FPIE.

Operating and Maintenance Expenditure – Polynomic Formula
Price redetermination coefficient. Periodi =	[Salary Variation Coefficient for Periodi * Weighing of Salary i Factor / 100] + [Exchange Rate Variation Coefficient for Periodi * Weighing of Exchange Rate for Period i / 100] + [IPIM Variation Coefficient for Periodi * Weighing of IPIM for Period i / 100]

With the purpose of providing a faithful representation of the scope of impact of monetary values of the cost structure, the ORSNA, in exercise of its jurisdictional powers, may review the structure and indexes that are part of the polynomic formula used to update values, based on the analysis of the cost evolution of the Concession. In this case, the ORSNA shall submit to the Concessionaire the new polynomic cost structure to be used in the Review Process at the beginning of such review.

iii. Investments

The Record of Investments of the Concession shall provide the basic information to establish the schedule of works and tasks included in the price redetermination calculation, as well as their corresponding monetary values.

The ORSNA, based on the analysis of the evolution of Building and Construction Prices, may decide to use global indexes if they faithfully represent the scope of impact of monetary values for this Category, or specific indexes for each item of the Works.

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For this last case, ORSNA´s technical areas shall issue the Regulation of the Present Document, which shall state the chapter corresponding to the Construction Cost Index (CCI) of the Instituto Nacional de Estadísticas y Censos (INDEC) to be applied for each case, considering different concepts, including, but not limited to, the following ones:

Landside Works

➢	Earth movement and demolition work

➢	Reinforced concrete, metallic and covered structures

➢	Masonry work

➢	Sanitary installations, fire extinguishing systems, gas piping

➢	Power supply piping

➢	Thermomechanical installation

➢	Carpentry and glass works

➢	Elevators and escalators

➢	Special equipment

➢	Miscellaneous

Airside Works

➢	Labor

➢	Airfield lighting systems and other imported inputs

➢	Stone

➢	Asphalt (asphalt concrete)

➢	Gasoil

➢	Portland cement

➢	Materials

Based on the different types of works corresponding to the aforementioned categories, it will be possible to determine how each of the defined inputs impacts such works, and thus obtain a weighted percentage of incidence of said inputs for each of the defined work categories.

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After defining the total weighting factors for each of the inputs, it will be possible to calculate the coefficients that register the evolution of selected price indexes for each of the work categories:

Variation coefficient calculation for price indexes according to the work category
Variation coefficient period i Factor ii	Index value at the end of the period/Index value at the beginning of the period

The obtained price redetermination coefficient whether by applying a global index or special indexes shall be applied to the “Investments” row of the FPIE.

The work approval procedure shall include provisions to make sure that each work has the corresponding technical-economic feasibility studies and cost-benefit assessment.

If the economic activity dynamics or the influence of micro or macroeconomic factors or industry-specific factors require adopting measures that involve making adjustments to the Investment Plan, generating the need to speed up the anticipated expansion of “Group A” of the National Airport System (NAS), and given the fact that the Concessionaire is responsible for meeting higher unforeseen demand and executing the required works, the Concessionaire may submit an application to the ORSNA to adjust the Investment Plan in order to avoid putting more strain on the budget, with the commitment to provide the required funds for the execution of necessary works, as long as they are of public interest and have the corresponding technical and economic feasibility. The Grantor shall assess the most appropriate mechanism for the repayment of the investment, within the framework of the FPIE, without affecting either the economic-financial balance of the Concession or the contractual sustainability.

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9.3 Total or Partial Elimination of Concepts related to Operative Costs and Investments based on the Conclusions arising from Regulatory Accounting and the Record of Investments

According to the information arising from the Regulatory Accounting Report and pursuant to the provisions included in the Regulation of the Present Document, any concepts not related to the regulation (for example sanctions) shall be removed in whole or in part. All concepts related to generic expenses (for example Management Fee) should prove to be linked to the corresponding disbursements. All this without prejudice to any applicable sanctions.

Likewise, investments to be taken into account shall have been included in the Investment Plans and in the corresponding Record before the beginning of the Review process.

9.4. Procedures to Achieve Global Balance

The procedures included in the provisions of the Memorandum of Agreement identified in paragraphs 29.1, 29.2 and 29.3 shall be applied, as well as any recommendations arising during the course of the issuance of the Regulation of the Present Document.

9.5. Procedures to Determine the New Rate Schedule

The procedures included in item 8.4 of the present document shall be applied, limiting any decisions on this matter to the period corresponding to the Annual Ordinary Review.

9.6. Extraordinary Review

Pursuant to item 8.5, an Extraordinary Review may be conducted if so required by special circumstances, with previous authorization from the Enforcement Authority.

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Extraordinary Reviews of Airport Charges may be conducted in face of specific events that require this kind of review. The purpose of such review shall be to correct the marginal effect of the cause, such as the case of a substantial variation in the airport quality/safety and security standards, environmental laws, national, provincial or municipal tariffs and taxes affecting the Concessionaire, substantial inconsistencies between the local Price Indexes and the rate of exchange variation, the need to execute unplanned works in the Five-Year Plan in force and any other case that is considered pertinent to the Regulation of the Present document.

The measures to correct the identified marginal effect in these specific cases shall be established in order to recover the defined balance conditions.

Extraordinary Reviews may also be performed in face of acts of God or Force Majeure, which shall enable this kind of review when the event or events that call for it are permanent and relevant.

In these cases, relevance shall be established when the circumstance has the following short-term effects: a) makes it impossible to achieve the agreed goals in the committed economic-financial balance conditions; b) substantially modifies the conditions for airport service rendering, and/or service level conditions, and/or the situation of the assets allocated to the service. On the other hand, permanence shall be established when the circumstance: 1) has lasted more than a semester; 2) has characteristics that make it possible to reasonable presume that it will last for more than a review period.

The procedure stipulated in Title 6 shall be implemented after the Extraordinary Review Procedure is authorized by a well-founded resolution.

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TITLE X: REVIEW MECHANISM INPUTS

The information detailed below, arising from the Regulatory Accounting System, shall be taken into account for the ordinary review process of the FPIE:

•	Quarterly Regulatory Accounting Reports.

•	Annual Regulatory Accounting Report.

•	Adopted criteria for expense-generating centers and distribution criteria for allocation purposes.

•	Description in physical and monetary terms of the evolution of the Investment Plan of the Concession in the period under consideration.

•	Detailed description of operations with controlled and affiliated companies.

•	Monthly and annual movement of passengers per airport.

•	Monthly and annual movement of aircraft per airport.

•	Applied rate schedule (annual).

•	Monthly and annual breakdown of amounts paid by the Concessionaire, corresponding to item “Specific Revenue Allocation (SRA)” of the FPIE.

•	Detailed description of changes in claim settlement, corresponding to item “Mutual Claim Balance” of the FPIE (capital and interest amortization).

•	Performance indicators: efficiency of expenditure, work productivity, income generation and efficiency of non-regulated activities.

•	Record of Investments of the Concession.

•	Quarterly and annual financial statements of the Concessionaire.

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